                                                                  Exhibit (b)(1)

                      BEAR STEARNS COPORATE LENDING INC.
                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                           New York, New York 10167


                            THE CHASE MANHATTAN BANK
                             CHASE SECURITIES INC.
                                270 Park Avenue
                           New York, New York 10017

                                                                November 2, 1999

Investcorp Investment Equity Limited,
 on its own behalf and on behalf of
 certain of its affiliates and other
 international investors
c/o Investcorp Bank E.C.
P.O. Box 5460
Bahrain


Attention of Mr. Sean Madden

                                  Project Poly
                                  ------------
                      Senior Subordinated Credit Facility
                      -----------------------------------
                               Commitment Letter
                               -----------------

Ladies and Gentlemen:

     You have advised Bear Stearns Corporate Lending Inc. ("BSCL"), Bear,
                                                            ----
Stearns & Co. Inc. ("Bear Stearns"), The Chase Manhattan Bank ("Chase" and,
                     ------------                               -----
together with BSCL, the "Banks") and Chase Securities Inc. ("CSI" and, together
                         -----                               ---
with Bear Stearns, the "Co-Arrangers") that Investcorp S.A., on its own behalf
                        ------------
and on behalf of certain of its affiliates (collectively, "Sponsor" or
                                                           -------
"Investcorp") and other international investors, intends to:  (a) form a holding
-----------
company ("Holdings") which, through a wholly-owned acquisition vehicle ("Merger
          --------                                                       ------
Co"), will make a tender offer (the "Tender Offer") for 100% of the issued and
--                                   ------------
outstanding capital stock of Synthetic Industries, Inc., a Delaware corporation (the "Company"), and (b) consummate the Acquisition and the other Transactions
      -------
(such terms and each other capitalized term used but not defined herein having the meanings assigned to them in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")).
                                   ----------

     You have requested that (a) the Co-Arrangers agree to structure, arrange and syndicate the Facility and serve as the advisors, joint-lead arrangers and joint-book managers for the Facility, (b) the Banks commit to provide the entire principal amount of the Facility and (c) the Banks agree to serve as the joint-administrative agents, joint-syndication agents and joint-documentation agents for the Facility.

     In connection with the foregoing, (a) BSCL is pleased to advise you of its commitment to provide 50% of the principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet and (b) Chase is pleased to advise you of its commitment to provide 50% of the principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. You hereby appoint the Co-Arrangers to act, and the Co-Arrangers hereby agree to act, as advisors, joint-lead arrangers and joint-book managers for the Facility on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.

     It is understood and agreed that the Banks will act as the joint-administrative agents, joint-syndication agents and joint-documentation agents for the Facility and will perform the duties customarily associated with such roles. It is further understood and agreed that (a) other than the Initial Lenders (as defined below), no additional agents, co-agents, advisors, co-advisors, arrangers, co-arrangers, book managers or co-book managers will be appointed, and no other titles will be awarded, in connection with the Facility without the approval of the Banks and the Co-Arrangers and (b) no Lender (as defined below) will receive compensation outside the terms contained herein, in the Term Sheet and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facility.

     Each Bank reserves the right, prior to or after the execution of definitive documentation for the Facility, to syndicate through the Co-Arrangers, in accordance with the last two sentences of this paragraph, all or a portion of its commitment hereunder to one or more financial institutions or Permitted Assignees that will become parties to such definitive documentation (the financial institutions or Permitted Assignees becoming parties to such definitive documentation being collectively called the "Lenders"). Upon the
                                                        -------
acceptance of the commitment of any Lender to provide a portion of the Facility, each Bank, at its option, shall be released and relieved from a portion of its commitment in an amount equal to 50% of the commitment of such Lender. As used herein, "Permitted Assignee" means (i) any "qualified institutional buyer" (as
         ------------------
defined in Rule 144A), (ii) any "accredited investor" (as defined in Section 2(15) of the Securities Act of 1933, as amended), or (iii) the Mayer Fund I, a bridge lending fund managed by one of BSCL's affiliates and in which it participates as an investor through a separate affiliate (the "Mayer Fund").
                                                               ----------
You understand that the Banks intend to commence syndication efforts promptly, and you agree actively to assist the Banks and the Co-Arrangers in completing a timely and orderly syndication satisfactory to the Co-Arrangers. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Co-Arrangers' syndication efforts benefit from your existing lending relationships and those of the Company, (b) direct contact during the syndication between your senior management, representatives and advisors and those of the Company, on the one hand, and the proposed Lenders, on the other hand, (c) you and the Company providing assistance (including the use of your reasonable best efforts to cause your and its affiliates and advisors to provide assistance) in the preparation of a Confidential Information Memorandum for the Facility and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Co-Arrangers, of one or more meetings of prospective Lenders at mutually convenient times and locations. To the extent that the syndication of any credit facility (other than the Senior Facilities) in connection with any other Sponsor investment could disrupt or otherwise interfere with the orderly syndication of the

Facility, it is understood and agreed that you will provide the Co-Arrangers with reasonable prior notice of the syndication of such other credit facility and, upon the Banks' or the Co-Arrangers' request, coordinate the syndication of such credit facility with the syndication of the Facility, provided that the foregoing shall not apply to the syndication of the senior credit facility and subordinated bridge facilities for a currently pending acquisition of which the Co-Arrangers have been advised (the "Pending Financings"). It is understood and
                                     ------------------
agreed that (a) the Company or the Sponsor may, prior to or during the syndication of the Facility, propose that certain additional financial institutions (collectively with the Banks, the "Initial Lenders") purchase on a
                                                ---------------
pro rata basis from the Banks, with the Banks' consent (not to be unreasonably withheld), a portion (not to exceed 25%) of the Banks' aggregate commitment hereunder and (b) no such purchase of a portion of the Banks' commitment hereunder shall affect the Banks' right to syndicate all or a portion of their remaining commitment hereunder (and, if the Co-Arrangers so agree with the other Initial Lenders, the commitments of the Initial Lenders). It is agreed, however, that the Sponsor shall have the right to consent (such consent not to be unreasonably withheld) to any assignment prior to the Closing Date of the Banks' or any other Initial Lender's commitment under or syndication of the Facility to the extent that such assignment or syndication would result in greater than 49% of the aggregate principal amount of the commitments in respect of the Facility being held by Lenders other than the Initial Lenders (or, if there are no other Initial Lenders, the Banks).

     It is understood and agreed that the Co-Arrangers will, in consultation with you, manage all aspects of the syndication of the Facility, including determination of the potential Lenders to be approached and when the Co-Arrangers will approach such potential Lenders, final selection of Lenders, determination of the time of acceptance of the Lenders' commitments, any naming rights and the final allocation of commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders (other than the Initial Lenders) will be at the Co-Arrangers' discretion. To assist the Co-Arrangers in their syndication efforts, you agree promptly to cause the Company to provide to the Banks and the Co-Arrangers all information with respect to Holdings and the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections") as they may reasonably
                                            -----------
request in connection with the structuring, arrangement and syndication of the Facility. You hereby represent and covenant that (a) all information other than information of a general economic nature or the Projections (the "Information")
                                                                  -----------
that has been or will be made available to the Banks or the Co-Arrangers by or on behalf of you, Holdings or the Company or any of your or its authorized representatives, when taken as a whole, is or will be (after giving effect to all written updates thereto delivered to the Banks and the Co-Arrangers prior to the Closing Date), when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Banks or the Co-Arrangers by or on behalf of you, Holdings or the Company or any of your or its authorized representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to the Banks or the Co-Arrangers (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your and Holding's and the Company's control, and that no assurance can be given that such Projections will be realized). You agree that if, at any time from and including the date hereof until the Closing Date, any of the representations in the preceding sentence would be incorrect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging the Facility including the syndication of the Facility, the Banks and the Co-Arrangers will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for the Banks' commitment hereunder and the Co-Arrangers' agreement to structure, arrange and syndicate the Facility and to provide advisory services in connection therewith, you agree to pay (and to cause Holdings or the Company to pay) to the Banks the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). Once paid, such fees shall not be refundable under any
 ----------
circumstances. You agree that no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Facility unless you and we shall so agree.

     The commitment of the Banks hereunder and the agreement of the Co-Arrangers to perform the services described herein are subject to (a) the Banks not having discovered or otherwise becoming aware of Information or Projections not previously disclosed to the Banks that the Banks reasonably believe to be materially inconsistent with their understanding, based on the Information or Projections provided to the Banks prior to the date hereof, of the business, operations, properties, assets, condition (financial or otherwise), contingent liabilities, material agreements or results of operations of Holdings, the Company and their respective subsidiaries, taken as a whole, (b) there not having occurred and being continuing, as reasonably determined by the Banks, a material disruption of or material adverse change in financial, banking or capital market (including, without limitation, high-yield market) conditions since the date hereof, (c) the Banks' satisfaction that, prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings and the Company and their respective subsidiaries being offered, placed or arranged (other than the Senior Facilities and the Pending Financings), (d) the Banks' reasonable satisfaction in all respects (i) that the structure of the Acquisition and of the other Transactions are consistent with the terms set forth in this Commitment Letter and the exhibits hereto and are otherwise reasonably satisfactory to the Banks with respect to all tax, legal and environmental matters and the accounting treatment related thereto, (ii) with the material terms of the agreements to be entered into in connection with the Transactions and (iii) with the capitalization, structure and equity ownership of Holdings, the Company and their respective subsidiaries after giving effect to the Transactions (except that, to the extent reflected herein or previously disclosed to the Banks or the Co-Arrangers in writing, the capitalization, structure and equity ownership terms of the Company shall be deemed satisfactory), (e) the negotiation, execution and delivery of definitive documentation with respect to the Facility reasonably satisfactory to the Banks, their counsel and you, (f) there not having occurred a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), contingent liabilities, material agreements or results of operations of Holdings, the Company and their respective subsidiaries, taken as a whole, since September 30, 1998 and (g) the other conditions set forth in the Term Sheet. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet will be addressed in definitive documentation satisfactory to the Banks, the Co-Arrangers, you, Holdings and the Company.

     Whether or not the Initial Loans are consummated, the Sponsor hereby agrees to, and effective upon the closing of the Tender Offer, agrees to cause the Borrower to (a) reimburse the Banks for all reasonable fees and disbursements of counsel and all of the Banks' reasonable out-of-pocket expenses, in each case incurred in connection with this Commitment Letter, the Fee Letter and the Transactions or otherwise arising out of the Banks' commitment hereunder (excluding costs and expenses excluded under paragraph 5(d) of the Engagement Letter) and (b) defend, indemnify and hold harmless the Banks, the Lenders and each of the other Indemnified Persons identified and as set forth in the indemnification provisions attached as Exhibit B hereto (the "Indemnification
                                                              ---------------
Provisions") and hereby made a part hereof as though fully set forth herein.
----------
The obligations of the Sponsor and the Borrower under this paragraph shall survive expiration or termination of this Commitment Letter.

     You acknowledge that the Banks, the Co-Arrangers and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Banks, the Co-Arrangers nor any of their affiliates will use confidential information obtained from you, Holdings or the Company by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Banks, the Co-Arrangers or any of their affiliates of services for other companies, and neither the Banks, the Co-Arrangers nor any of their affiliates will furnish any such information to other companies. You also acknowledge that neither the Banks, the Co-Arrangers nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, Holdings or the Company, confidential information obtained by either the Banks, the Co-Arrangers or any of their affiliates from other companies.

     You agree to cause Holdings and the Company to comply with each of its respective obligations hereunder and under the Fee Letter.

     This Commitment Letter and the Banks' commitment hereunder shall not be assignable by you without the prior written consent of the Banks and the Co-Arrangers, and any attempted assignment without such consent shall be void; provided, however, that this Commitment Letter, the Banks' commitment hereunder
--------  -------
and the Fee Letter may be assigned by you to Merger Co and the Company pursuant to an instrument in writing reasonably satisfactory to the Banks and the Co-Arrangers, so long as you remain liable for all your obligations hereunder and thereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Banks, the Co-Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     You agree that you will not disclose this Commitment Letter, the Fee Letter or the Term Sheet, the contents of any of the foregoing or the activities of the Banks or the Co-Arrangers pursuant thereto to any person without prior written approval of the Banks and the Co-Arrangers (such approval not to be unreasonably withheld) except that (a) you may disclose this Commitment Letter, the Fee Letter or the Term Sheet and the contents hereof and thereof (i) to your officers, employees, attorneys and advisors on a confidential and need to know basis and (ii) as required by applicable law, applicable regulation (including in the case of this Commitment Letter and the Term Sheet (but not the Fee Letter or the contents thereof), as deemed necessary by your counsel in connection with the Tender Offer and the Debt Tender Offer (as defined in the Term Sheet)) or compulsory legal process (in which case you will promptly notify the Banks and the Co-Arrangers thereof) and (b) you may disclose this Commitment Letter and the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to the Company and its attorneys and advisors on a confidential basis in connection with the Transactions and on a confidential and need-to-know basis. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Banks' commitment hereunder.

     Notwithstanding any provision herein to the contrary, from and after the Closing Date, the Sponsor shall be automatically released from each and all of its obligations under this Commitment Letter, including the Indemnification Provisions, other than those relating to confidentiality (without any further action on the part of any person or entity) and all references herein to the term "the Sponsor" or "you" shall be deemed to be a reference to the Company exclusively; provided that the Sponsor shall have delivered to the Lenders
             --------
documents reasonably satisfactory in all material respects to the Lenders which provide for the assumption by the Company of each and all of the Sponsor's obligations under this Commitment Letter.

     Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Banks the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on November 7, 1999. The Banks' commitment hereunder will expire at such time in the event that the Banks have not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facility does not occur on or before January 31, 2000, then this Commitment Letter and the Banks' commitment hereunder shall automatically terminate unless the Banks and the Co-Arrangers shall, in their discretion, agree in writing to an extension. The compensation, reimbursement, confidentiality and indemnification provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Banks' commitment hereunder.

     Neither this Commitment Letter nor the Fee Letter creates, nor shall either of them be construed as creating, any rights enforceable by a person or entity not a party hereto, except for you and the Borrower and as provided in the Indemnification Provisions. The Sponsor, on behalf of itself and the Borrower, acknowledges and agrees that they have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the other agreements and transactions contemplated hereby, that neither of the Banks or the Co-Arrangers has any fiduciary relationship with or duty to the Sponsor, the Company or the Borrower or any other person arising out of or in connection with this Commitment Letter, the Fee letter or any of the other agreements or transactions contemplated hereby and that neither of the Banks or the Co-Arrangers has been retained to advise or has advised the Sponsor, the Company or the Borrower or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transactions.

     No party hereto shall be liable for any special, indirect or consequential damages or, to the fullest extent that a claim for punitive damages may lawfully be waived, for any punitive damages on any claim (whether founded in contract, tort, legal duty or any other theory of liability) arising from or related in any manner to this Commitment Letter or the negotiation, execution, administration, performance, breach or enforcement of this Commitment Letter, the Facility or the instruments and agreements evidencing, governing or relating to the other Transactions contemplated hereby or any amendment thereto or the funding of the Loans or the consummation of, or any failure to consummate, any of the Transactions or any act, omission, breach or wrongful conduct in any manner related thereto.

     If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. You, Holdings, the Company and the Co-Arrangers shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

     You and the Borrower irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this letter agreement or any Transaction. You and the Borrower hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Borrower, as applicable, shall be effective service of process for any suit, action or proceeding brought in any such court. You and the Borrower irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. You and the Borrower agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you or the Borrower and may be enforced in any other courts to whose jurisdiction you or the Borrower are or may be subject, by suit upon judgment. Each of you, the Borrower, the Banks and the Co-Arrangers irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this letter agreement.


                     [This Space Left Intentionally Blank]

     The Banks and the Co-Arrangers are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                              Very truly yours,


                              BEAR STEARNS CORPORATE LENDING INC.

                              By: /s/ Donald R. Mullen
                                  --------------------
                                  Name:  Donald R. Mullen
                                  Title: Senior Managing Director


                              BEAR, STEARNS & CO. INC.

                              By: /s/ Daniel A. Celentano
                                  ----------------------
                                  Name:  Daniel A. Celentano
                                  Title: Senior Managing Director


                              THE CHASE MANHATTAN BANK

                              By: /s/ Laurie R. Perper
                                  --------------------
                                  Name:  Laurie R. Perper
                                  Title: Vice President


                              CHASE SECURITIES INC.

                              By: /s/ Gerard J. Murray
                                  --------------------
                                  Name:  Gerard J. Murray
                                  Title: Managing Director


Accepted and agreed to as of
the date first above written:

INVESTCORP INVESTMENT EQUITY LIMITED

By:  /s/ Patricia Tricarico
     ----------------------
     Name:  The Director Ltd.
     Title: Director

CONFIDENTIAL                                                          EXHIBIT A

November 2, 1999

                                  Project Poly
                                  ------------
                      Senior Subordinated Credit Facility
                      -----------------------------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------

Initial Loans:                    The Lenders (as defined below) will make loans
                                  (the "Initial Loans") to the Borrower (as
                                        -------------
                                  defined below) on the Closing Date (as defined
                                  below) in an aggregate principal amount not to
                                  exceed $150,000,000. Bear Stearns Corporate
                                  Lending Inc. ("BSCL") and The Chase Manhattan
                                                 ----
                                  Bank ("Chase", and together with BSCL, the
                                         -----
                                  "Banks") and each assignee of any portion of
                                   -----
                                  the Initial Loans or of the Banks' commitment
                                  to make the Initial Loans are collectively
                                  referred to as the "Lenders".
                                                      -------

Borrower:                         A newly-formed acquisition vehicle ("Merger
                                                                       ------
                                  Co"), wholly-owned by a newly formed Delaware
                                  --
                                  corporation ("Holdings") wholly-owned by
                                                --------
                                  Investcorp S.A. and certain of its affiliates
                                  (collectively, the "Sponsor") and certain
                                                      -------
                                  other international investors (together with
                                  Sponsor, the "Investor Group"), provided that
                                                --------------    --------
                                  to the extent the amount of the Facility,
                                  taken together with the Equity Contribution
                                  (as defined below), exceeds the amount
                                  necessary to fund the Tender Offer and costs,
                                  fees and expenses payable by Merger Co, the
                                  balance of the Facility will be made available
                                  to Synthetic Industries, Inc., a Delaware
                                  corporation (the "Company"), to be used
                                                    -------
                                  exclusively as set forth below under the caption "Use of Proceeds". The term Borrower means Merger Co and, to the extent Initial
                                  Loans are made to it, the Company.

Merger: As soon as reasonably practicable after the consummation of the Tender Offer, Merger Co will be merged with and into the Company and all obligations of Merger Co under the Facility will be assumed by the Company (the "Merger"). If more than 90% of the outstanding
                                   ------
                                  common stock of the Company is acquired in the Tender Offer, the Merger is expected to occur immediately following the making of the Initial Loans.

Guarantees:                       The obligations of the Borrower in respect of
                                  the Initial Loans will be unconditionally and irrevocably guaranteed on a senior subordinated basis by each guarantor, if any, of the Senior Facilities (as defined below).
                                  Guarantors will be released in a manner
                                  consistent with the Senior Facilities.

Co-Agents:                        The Banks.

Co-Arrangers:                     Bear, Stearns & Co. Inc. ("Bear Stearns") and
                                                             ------------
                                  Chase Securities Inc. ("CSI").
                                                          ---
Lenders:                          A syndicate of banking and financial
                                  institutions arranged by the Co-Arrangers.

Acquisition and Other             Pursuant to or in connection with an
 Transactions:                    acquisition agreement (the "Acquisition
                                                              -----------
                                  Agreement") to be entered into among (a) the
                                  ---------
                                  Company, (b) Holdings and (c) Merger Co,
                                  Merger Co will make a tender offer for 100% of
                                  the issued and outstanding capital stock of
                                  the Company (the "Tender Offer"). The Tender
                                                    ------------
                                  Offer will be conditioned, among other things,
                                  upon 51% of the issued and outstanding common
                                  stock of the Company being acquired and will
                                  be followed as soon as practicable after the
                                  closing of the Tender Offer (the "Closing
                                                                    -------
                                  Date") by a merger of Merger Co with and into
                                  ----
                                  the Company (the "Merger"). After giving
                                                    ------
                                  effect to the Tender Offer the Investor Group
                                  will own and control, indirectly, in excess of
                                  50% of the outstanding common stock of the
                                  Company. After giving effect to the Tender
                                  Offer and the Merger (collectively, the
                                  "Acquisition"), the Investor Group will own
                                   -----------
                                  and control, indirectly, 100% of the
                                  outstanding common stock of the Company.

                                  In connection with the Tender Offer, (a) the
                                  Investor Group will contribute (indirectly
                                  through Holdings) to Merger Co an aggregate
                                  amount of not less than $190,000,000 in common equity (the "Equity Contribution"); (b) the
                                               -------------------
                                  Company and each of its subsidiaries will
                                  repay or repurchase in full all its existing
                                  indebtedness (other than the Existing Notes
                                  (as defined below)) (the "Existing
                                                            --------
                                  Indebtedness"), including all amounts
                                  ------------
                                  outstanding under the Company's existing Loan and Security Agreement dated as of December 18, 1997, as amended (the "Existing Credit Agreement"), among the
                                   -------------------------
                                  Company, the lenders named therein and certain other parties; (c) the Existing Credit Agreement and any related guarantees and collateral documents shall be terminated; (d) the Company will make a tender offer, and, if necessary, a change of control offer, (collectively, the "Debt Tender Offer") for
                                                      -----------------
                                  all its outstanding 9-1/4% Senior Subordinated Notes (the "Existing Notes") pursuant to which
                                              --------------
                                  the covenants in the indenture governing the
                                  Existing Notes remaining outstanding after the Debt Tender Offer shall be waived or eliminated in a manner reasonably satisfactory to the Banks (it being understood that the change of control provisions will not be eliminated); (e) the Company will pay tender premiums and consent fees (the "Debt Tender
                                                                  -----------
                                  Premium") in connection with the Debt Tender
                                  -------
                                  Offer in an aggregate amount not to exceed an amount to be agreed upon (it being understood that the Debt Tender Premium shall be calculated in accordance with market practice on the basis of a yield to maturity of the U.S. Treasury Note that is due closest to the first redemption date of the Existing Notes);
                                  (f) the Company will pay all outstanding
                                  accrued and unpaid interest in connection with its repayment of the Existing Indebtedness and its redemption of the Existing Notes; (g) the Company will obtain approximately $325,000,000 of senior secured credit facilities (the "Senior Facilities") comprised of $225,000,000
                                   -----------------
                                  in term loan facilities (the "Term Loan
                                                                ---------
                                  Facilities") and a $100,000,000 revolving
                                  ----------
                                  credit facility (the "Revolving Credit
                                                        ----------------
                                  Facility"), approximately $25,000,000 of which
                                  --------
                                  will be drawn at closing; (h) the Borrower
                                  will borrow approximately $150,000,000 in
                                  senior subordinated loans from one or more
                                  lenders under a senior subordinated credit
                                  facility (the "Facility"); and (i) costs and
                                                 --------
                                  expenses (other than the Debt Tender Premium)
                                  (the "Transaction Costs and Expenses") in an
                                        ------------------------------
                                  amount not to exceed $55,000,000 incurred in
                                  connection with the Transactions (as defined
                                  below) will be paid. In the event that any
                                  Existing Notes remain outstanding after
                                  consummation of the Debt Tender Offer, the
                                  aggregate principal amount of the Facility
                                  shall be reduced on a dollar-for-dollar basis. The Acquisition and the other transactions described in this paragraph and
                                  in the immediately preceding paragraph are
                                  collectively referred to herein as the
                                  "Transactions".
                                   ------------

Use of Proceeds:                  The proceeds of the Initial Loans, together
                                  with the proceeds of the initial borrowings
                                  under the Senior Facilities and the Equity
                                  Contribution, will be used solely to
                                  consummate the Transactions and the other
                                  transactions contemplated hereby. Pending use,
                                  the proceeds of the Initial Loans shall be
                                  deposited into and held in a segregated
                                  deposit account; provided that to the extent
                                                   --------
                                  Initial Loans are made to Holdings, such
                                  deposit account will be a deposit account of Holdings. The estimated sources and uses of funds necessary to consummate the Transactions and the other transactions contemplated hereby must be reasonably satisfactory to the Co-
                                  Arrangers (to the extent reflected herein or previously disclosed to the Banks or the Co-
                                  Arrangers, such sources and uses shall be deemed satisfactory).

Funding: The Lenders will make the Initial Loans simultaneously with (a) the consummation of the Debt Tender Offer and the Tender Offer (including the Equity Contribution) and (b) the initial funding under the Senior Facilities. The date on which such Initial Loans are made is herein called the "Closing
                                                                       -------
                                  Date".
                                  ----

Maturity/Exchange:                All the Initial Loans will mature on the date
                                  that is one year following the Closing Date
                                  (the "Maturity Date"). If any Initial Loan has
                                        -------------
                                  not been previously repaid in full on or prior
                                  to the Maturity Date, the Lender in respect of
                                  such Initial Loan thereafter will have the
                                  option at any time or from time to time to
                                  receive Exchange Notes (the "Exchange Notes")
                                                               --------------
                                  in exchange for such Initial Loan having the
                                  terms set forth in the term sheet attached
                                  hereto as Annex I; provided, however, that a
                                                     --------  -------
                                  Lender may not elect to exchange only a
                                  portion of its outstanding Initial Loans for Exchange Notes unless such Lender intends at the time of such partial exchange of Initial
                                  Loans promptly to sell the Exchange Notes received in such exchange. If any Lender does not exchange its Initial Loans for Exchange
                                  Notes on the Maturity Date, such Lender shall be required to extend the maturity of such Initial

                                  Loans to another date selected by such Lender. If, at such extended maturity, such Lender does not exchange its Initial Loans, such Lender shall be required again to extend the maturity of such Initial Loans to another date selected by such Lender (provided that such Lender shall not be required to extend the maturity of such Initial Loans beyond the date which is six months following the final maturity of the Senior Facilities (the "Final
                                                                          -----
                                  Maturity Date")), and this sentence shall
                                  -------------
                                  apply to each extended maturity of such
                                  Initial Loans prior to the Final Maturity
                                  Date.

                                  The Initial Loans and the Exchange Notes shall
                                  be pari passu for all purposes.
                                     ----------
Interest:                         Prior to the Maturity Date, the Initial Loans
--------
                                  will accrue interest at a rate per annum equal
                                  to the greater of (a) three-month Adjusted
                                  LIBOR ("Adjusted LIBOR") plus the applicable
                                          --------------
                                  spread (the "Spread"), (b) the Treasury Rate
                                               ------
                                  (as defined) plus the applicable Spread and
                                  (c) the Bear Stearns Single B High Yield Index
                                  plus the applicable Spread (such greater
                                  amount plus the applicable Spread, the
                                  "Initial Rate"). The "Spread" will initially
                                   ------------         ------
                                  be (a) with respect to any Adjusted LIBOR loans, 675 basis points (b) with respect to any Treasury Rate loans, 675 basis points and
                                  (c) with respect to any Bear Stearns Single B
                                  High Yield Index loans, 175 basis points. If the Initial Loans are not repaid in whole within six months following the Closing Date, the Initial Rate will increase by 100 basis points at the end of such six-month period and shall increase by an additional 50 basis points at the end of each three-month period thereafter until the Maturity Date.

                                  "Treasury Rate" means (a) the rate borne by
                                   -------------
                                  direct obligations of the United States
                                  maturing on the date which is eight and one-half years after the Closing Date and (b) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the date which is eight and one-half years after the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

                                  Notwithstanding the foregoing, (a) the
                                  interest rate in effect at any time prior to the Maturity Date shall not exceed 17% per annum, (b) the interest rate in effect at any time prior to the Maturity Date shall not be less than 13% per annum and (c) to the extent the interest payable on any Initial Loan exceeds a rate of 15% per annum, the Borrower may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Loan. In no event shall the interest rate on the Initial Loans exceed the highest lawful rate permitted under applicable law.

                                  Following the Maturity Date, all outstanding
                                  Initial Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto, subject to the absolute and cash caps applicable to the Exchange Notes.

                                  In the event that Adjusted LIBOR cannot be
                                  determined, or any Lender is unable to
                                  maintain a loan accruing interest at Adjusted LIBOR, the affected Initial Loans will accrue interest until the Maturity Date at the "Alternate Base Rate", which will be the
                                   -------------------
                                  higher of (a) Chase's Prime Rate and (b) the
                                  Federal Funds Effective Rate plus, in each case, the Spread.

                                  Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Initial Loans based on Chase's Prime Rate). Adjusted LIBOR will at all times include statutory reserves.

                                  All accrued interest will be payable in
                                  arrears (a) for Initial Loans accruing
                                  interest at a rate based on Adjusted LIBOR, at the end of each Adjusted LIBOR period following the Closing Date and on the Maturity Date, (b) for Initial Loans accruing interest at the Alternate Base Rate, at the end of each fiscal quarter of the Company following the Closing Date and on the Maturity Date, (c) for Initial Loans outstanding after the Maturity Date, at the end of each fiscal quarter of the Company following the Maturity Date and (d) in case of any exchange of Initial Loans for Exchange Notes on a date after the Maturity Date, on the date of such exchange, provided that in the case of Initial Loans bearing interest at Adjusted LIBOR, the interest period under the Initial Loans shall continue and all accrued interest shall be paid on the first interest payment date under the Exchange Notes following such exchange.

Subordination:                    The Initial Loans will be subordinated to the
-------------                     Senior Facilities and other senior
                                  indebtedness of the Borrower on terms
                                  customary for senior subordinated facilities and transactions of this type.

Senior Facilities:                The Company will obtain the $325,000,000
-----------------                 Senior Facilities, all as described in the
                                  letter agreement dated on or about the date
                                  hereof among Investcorp Investment Equity
                                  Limited and the other parties thereto (the
                                  "Senior Facilities Commitment Letter").
                                   -----------------------------------

Mandatory Redemption:             The Borrower will be required to prepay
--------------------              Initial Loans (and, if issued, to redeem
                                  Exchange Notes, to the extent required by the
                                  terms of such Exchange Notes) on a pro rata
                                                                     --------
                                  basis subject, in certain circumstances, to the non-call provisions of any Fixed Rate
                                  Exchange Notes (as described in Annex I
                                  hereto), at par plus accrued and unpaid
                                  interest (or, in the case of Fixed Rate
                                  Exchange Notes, at par plus accrued and unpaid interest plus any applicable premiums), from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Facilities) from the incurrence of any debt (subject to customary exceptions to be agreed upon) or the issuance of any equity
                                  (other than any equity issued on or prior to the Closing Date in connection with the Transactions and subject to customary exceptions to be agreed upon) or from all nonordinary course asset sales.

Optional Prepayment:              The Initial Loans may be prepaid, in whole or
-------------------               in part, at the option of the Borrower, at any
                                  time upon ten days' prior notice, at par plus accrued and unpaid interest, subject to reimbursement of the Lenders' actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

                                  If the Borrower elects to optionally prepay
                                  all or any portion of the Initial Loans, then the Borrower shall be required to optionally redeem on a pro rata basis outstanding
                                              --- ----
                                  Exchange Notes, if any, subject, in certain circumstances, to the non-call provisions of any Fixed Rate Exchange Notes, at par plus accrued and unpaid interest (or, in the case of Fixed Rate Exchange Notes at par plus accrued and unpaid interest plus any applicable premiums).

Documentation:                    Usual for facilities and transactions of this
-------------                     type and reasonably satisfactory to the Co-
                                  Arrangers and the Sponsor.

Representations and Warranties:   Usual for facilities and transactions of this
------------------------------    type and reasonably satisfactory to the Co-
                                  Arrangers and the Sponsor.

Conditions Precedent:             Usual for facilities and transactions of this
--------------------              type, those specified below and others to be
                                  reasonably agreed upon by the Co-Arrangers and the Sponsor, including but not limited to delivery of satisfactory legal opinions, borrowing and compliance certificates, audited and unaudited financial statements and other financial information to be agreed upon;
                                  execution of guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated hereby;
                                  evidence of authority; material consents of all persons; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations, bank regulatory limitations and environmental laws); absence of any material adverse change in the business, operations, properties, assets, condition (financial or otherwise), contingent liabilities, material agreements or results of operations of the Company and its subsidiaries, taken as a whole, since
                                  September 30, 1998; payment of fees and
                                  expenses; and obtaining of satisfactory
                                  insurance.

                                  The Loan Parties (as defined in the Senior
                                  Facilities Commitment Letter) shall have executed and delivered definitive financing agreements and related documentation with respect to the Senior Facilities reasonably satisfactory in form and substance to the Co-Arrangers in conformity with the material terms of the Senior Facilities Commitment Letter.

                                  The Lenders shall be reasonably satisfied with the structure and terms of the Transactions and with the Acquisition Agreement (except that, to the extent reflected herein or previously disclosed in writing to the Lenders, the terms of the Acquisition and the other Transactions shall be deemed satisfactory).

                                  The Lenders shall have received not less than ten business days' prior written notice of the targeted funding date under the Facility and not less than three business days' prior written notice of the actual funding date under the Facility which cannot be earlier than two business days prior to the original targeted funding date.

                                  The Acquisition and other Transactions shall be consummated prior to or simultaneously with the closing under the Facility in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any amendments to or waivers of such documentation not approved by the Required Lenders, such approval not to be unreasonably withheld).

                                  There shall be no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, that could be reasonably expected to prohibit or to impose burdensome conditions on the Transactions or the other transactions contemplated hereby or to result in a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), contingent liabilities, material agreements or results of operations of the Company and its subsidiaries, taken as a whole.

                                  To the extent the management of the Company has prepared and provided to the Sponsor management's estimate of, and final financial statements with respect to, the twelve month period ended September 30, 1999 and the three month period ending December 31, 1999, the Sponsor shall make such estimates and financial statements available to the Banks.

                                  The Lenders shall be satisfied that the
                                  aggregate level of fees and expenses to be paid in connection with the Acquisition, the other Transactions, and the other transactions contemplated hereby, shall not exceed $55,000,000.

                                  Prior to the Closing Date, neither Merger Co nor Holdings shall conduct any business or incur any liabilities other than business conducted or liabilities incurred in connection with the Transactions and other transactions contemplated hereby.

                                  After giving effect to the Transactions and the other transactions contemplated hereby, the Company and its subsidiaries shall have outstanding no preferred stock and no indebtedness other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Initial Loans, (c) Capital Leases and Industrial Revenue Bonds in an aggregate amount not to exceed $12,000,000 and
                                  (d) other limited indebtedness to be agreed upon. The terms and conditions of all indebtedness to remain outstanding after the Closing Date (including, but not limited to, terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders (it being understood that the terms and conditions of the Senior Facilities set forth in the Senior Facilities Commitment Letter are reasonably satisfactory).

                                  All conditions to the purchase of the Existing Notes in the Debt Tender Offer shall have been satisfied without giving effect to any waiver or amendment thereof that is adverse to the Lenders in any material respect and not reasonably satisfactory to the Banks; the Company shall have purchased not less than a majority in principal amount of the Existing Notes, the negative covenants with respect to the Existing Notes shall have been eliminated or modified in a manner reasonably satisfactory to the Banks, including, among other things, so that, after giving effect to the Transactions, no default or event of default shall exist under the Existing Notes, the Senior Facilities or the Facility, and any "change of control" provisions with respect to the Existing Notes shall have been eliminated, modified in a manner reasonably satisfactory to the Banks or waived.

                                  After giving effect to the Tender Offer, the
                                  Debt Tender Offer, the borrowing under the
                                  Facility, the initial borrowing under the
                                  Senior Facilities, the Equity Contribution and the other transactions contemplated hereby to be consummated on the Closing Date (the "Closing Transactions"), the Investor Group
                                   --------------------
                                  shall hold, indirectly through Holdings, more than 50% of the outstanding common stock of the Company.

                                  The Lenders shall have received a pro forma consolidated balance sheet of the Company giving effect to the Closing Transactions, together with a certificate of the Company to the effect that such pro forma balance sheet fairly presents in all material respects the pro forma financial position of the Company and its subsidiaries in accordance with generally accepted accounting principles, and the Lenders shall be reasonably satisfied that such balance sheet is not materially inconsistent with the Information or Projections delivered to the Lenders prior to the date hereof. The Company shall also have provided such other financial information as the Banks may reasonably request in connection with the Transactions.

                                  The Lenders shall have received a solvency certificate of the chief financial officer of the Company, in form and substance satisfactory to the Banks, together with such other evidence reasonably requested by the Lenders of the solvency of each of the Company and its subsidiaries on a consolidated basis after giving effect to the Closing Transactions.

                                  All requisite material governmental
                                  authorities and third parties shall have approved or consented to the Closing Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the consummation of the other transactions contemplated hereby.

                                  The consummation of the Closing Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) result in a default or event of default under, any material agreement of the Borrower or any of its subsidiaries, and the Lenders shall have received a legal opinion to such effect, reasonably satisfactory to the Banks, from counsel to the Borrower.

                                  The Lenders shall have been afforded the opportunity to review all corporate documents and other instruments as are customary for transactions of this type or as it may reasonably request, and shall be reasonably satisfied in all respects with such documentation.

                                  The Lenders shall be reasonably satisfied, based upon the results of the environmental diligence conducted by the Co-Arrangers and its advisors in cooperation with the Company, with respect to environmental hazards, conditions or liabilities and employee health and safety exposures to which the Company or any of its subsidiaries may be subject.

                                  The Lenders shall be reasonably satisfied with all legal and tax matters relating to the Transactions and all other transactions contemplated hereby.

                                  Merger Co shall have received at least
                                  $190,000,000 in cash proceeds from the
                                  issuance of its common equity to Holdings (and Holdings shall have received at least the same amount by issuance of equity to the Investor).

                                  The Senior Facilities shall have become
                                  effective and the Company shall have borrowed not less than $250,000,000 thereunder (excluding unused revolving commitments).

                                  The Banks and the Co-Arrangers shall be
                                  satisfied that Consolidated EBITDA of the
                                  Company and its
                                  consolidated subsidiaries for the twelve month period ended September 30, 1999, shall equal or exceed $72,000,000 from planned continuing operations (before deducting approximately $4.3 million in restructuring charges taken by the Company and any charges relating to the Transactions and other transactions contemplated hereby), and the Company shall provide support for such calculation of a nature that is reasonably satisfactory to the Co-Arrangers (and, in any event, in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("Regulation S-X")).
                                    --------------

                                  The Lenders shall have received a certificate of a financial officer of the Company with respect to the ratio of Total Debt (to be defined) as of September 30, 1999 to the pro forma Consolidated EBITDA (to be defined) of the Company (after giving effect to the Transactions) for the twelve month period ended on such date, and such ratio shall not exceed 5.5 to 1.0. All pro forma adjustments to Consolidated EBITDA for any such twelve month period shall be in compliance with generally accepted accounting principles and practices in the United States and prepared in accordance with Regulation S-X.

                                  The Lenders shall have received unaudited consolidated balance sheets and related statements of income, changes in stockholders' equity and cash flows of the Company for each fiscal month ending after September 30, 1999 and at least 30 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements and forecasts previously provided to the Lenders.

                                  The Co-Arrangers shall have received
                                  management's consolidated financial
                                  projections for the Company and its
                                  subsidiaries for the period of six years
                                  following the Closing Date, detailed on a
                                  quarter-by-quarter basis for fiscal year 2000, which projections shall reflect the Transactions and the other transactions contemplated hereby and include the written assumptions upon which such projections are based, and such projections shall be reasonably satisfactory in all respects to the Co-Arrangers, including with respect to any cost savings projected for the Company and its
                               subsidiaries therein. Such projections shall be substantially similar in form to the projections (the "Initial Projections") received by the
                                   -------------------
                               Co-Arrangers prior to the date of the Commitment Letter to which this Exhibit A is attached.

Senior Subordinated Notes:     The Company will use its reasonable best efforts
-------------------------      to refinance the Initial Loans as promptly as
                               practicable after the Closing Date with an issue
                               of Senior Subordinated Notes of not less than the
                               aggregate principal amount of the Initial Loans
                               (the "Senior Subordinated Notes") and shall issue
                                     -------------------------
                               debt securities of Holdings ("Holdings
                                                             --------
                               Securities" or, together with the Senior
                               ----------
                               Subordinated Notes, the "Debt Securities") as and
                                                        ---------------
                               when required by the Fee Letter.


                               The Company shall prepare and shall be in a position to print not later than December 31, 1999 (or, in the case of any issuance of Holdings Securities, as soon as practicable), a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum that is suitable for use in a customary "high-yield road show" relating to the Debt Securities and contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X (or as otherwise may be reasonably acceptable to the Co-Arrangers and the Sponsor) and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Debt Securities or that would be necessary for the Co-Arrangers to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Debt Securities.

Covenants:                     Usual for facilities and transactions of this
---------                      type by issuers sponsored by Investcorp, adjusted
                               as necessary for market conditions and reasonably satisfactory to the Co-Arrangers and the Sponsor.

                               The affirmative covenants shall in any event include delivery of projections of the Company and its subsidiaries updated quarterly in a form substantially similar to that described above under the heading "Conditions Precedent".

                               Following the Maturity Date, all outstanding
                               Initial Loans will have covenants substantially identical to the covenants of the Exchange Notes.

Events of Default:             Usual for facilities and transactions of this
-----------------              type by issuers sponsored by Investcorp, adjusted
                               as necessary for market conditions and reasonably satisfactory to the Co-Arrangers and the Sponsor.

                               Following the Maturity Date, the events of default relevant to the Initial Loans will have events of default substantially identical to the events of default relevant to the Exchange Notes.


Cost and Yield Protection:     Usual for facilities and transactions of this
-------------------------      type.


Assignment and Participation:  The Lenders will have the absolute and
----------------------------   unconditional right to assign Initial Loans and
                               commitments to Permitted Assignees or other financial institutions without the consent of the Company; provided, however, that the Sponsor shall have the right to consent (such consent not to be unreasonably withheld) to assignment prior to the Closing Date or the syndication of all or any portion of the Facility to the extent that such assignment or syndication would result in greater than 49% of the aggregate principal amount of the commitments in respect of the Facility being held by Lenders other than the Initial Lenders (as defined in the Commitment
                               Letter to which this Exhibit A is attached) or, if there are no other Initial Lenders, the Banks.
                               The Co-Agents will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation which will release the obligation of the assigning
                               Lender. The Banks will act as Administrative
                               Agent for all assignees (if any) holding the Initial Loans from time to time.


                               Lenders will be permitted to participate their Initial

                               Loans to Permitted Assignees or other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs.


Voting:                        Amendments and waivers of the documentation for
------                         the Initial Loans and the other definitive credit
                               documentation related thereto will require the approval of the Banks and of Lenders holding more than 50% of the outstanding Initial Loans, except that the consent of each affected Lender will be required for (a) reductions of principal, interest rates or Spread, (b) except as provided under "Maturity/Exchange" above, extensions of the Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange
                               Notes or any amendment of the rate of such exchange or (d) prior to the issuance of any Exchange Notes, any amendment to the form of Exchange Notes or related indenture that would, if any Exchange Notes were outstanding, require the approval of all holders of Exchange Notes.

Expenses and Indemnification:  All reasonable out-of-pocket expenses (including
----------------------------    but not limited to expenses incurred in
                                connection with due diligence) of the Lenders, the Banks and the Co-Arrangers associated with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Facility and the other documentation contemplated hereby and thereby
                                (including the reasonable fees, disbursements an other charges of one counsel) are to be paid by the Company. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the facility are to be paid by the Company.


                               The Company will indemnify the Lenders, the Banks and the Co-Arrangers, and their respective officers, directors, employees, affiliates, agents and controlling persons, and hold them harmless from and against all costs, expenses (including but not limited to reasonable fees and out-of-pocket charges and disbursements of one counsel) and liabilities of any such Lender, the

                               Banks or the Co-Arrangers arising out of or
                               relating to any claim or any litigation or other proceeding (regardless of whether any such Lender, the Banks or the Co-Arrangers is a party thereto) that relate to the proposed transactions, including but not limited to the Transactions or any transactions connected therewith; provided, however, that no such person
                                          --------  -------
                               will be indemnified for costs, expenses or liabilities arising from such person's gross negligence or willful misconduct.

Governing Law and Forum:       New York.

Counsel for the Banks and      Latham & Watkins.
the Co-Arrangers:

                                                                         ANNEX I
                                                                    to Exhibit A

                                  Project Poly
                                  ------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------
                               of Exchange Notes
                               -----------------

     Capitalized terms used but not defined herein have the meanings given in the Summary of Principal Terms and Conditions of the $150,000,000 Senior Subordinated Credit Facility to which this Annex I is attached.

Issuer: The Company will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the "Indenture"). The Company will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Company in its capacity as issuer of the Exchange Notes is referred to as the "Issuer".

Guarantor:                     Same as Initial Loans.

Principal Amount:              The Exchange Notes will be available only in
                               exchange for the Initial Loans. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged.

Maturity:                      The Exchange Notes will mature six months
                               following the final maturity of the Senior
                               Facilities.

Interest Rate:                 The Exchange Notes will bear interest at a rate
                               equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below).
                               Notwithstanding the foregoing, (a) the interest rate in effect at any time shall not exceed 17% per annum and (b) to the extent the interest payable on any Exchange Note exceeds a rate of 15% per annum, the Issuer may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess interest. In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

                               "Exchange Spread" shall mean 0 basis points
                                ---------------
                               during the three-month period commencing on the Maturity

                               Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

                               "Initial Rate" shall be determined on the
                                ------------
                               Maturity Date and shall equal the greatest of (a) the interest rate borne by the Initial Loans on the day immediately preceding the Maturity Date plus 50 basis points, (b) three-month Adjusted LIBOR plus 875 basis points, (c) the Treasury Rate on the Maturity Date plus 875 basis points, and (d) the Bear Stearns Single B High Yield Index on the Maturity Date plus 375 basis points.

                               "Treasury Rate" means (a) the rate borne by
                                -------------
                               direct obligations of the United States maturing on the date which is eight and one-half years after the Closing Date and (b) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the date which is eight and one-half years after the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System.

                               Interest will be payable in arrears at the end of each fiscal quarter of the Issuer.

Subordination:                 Same as Initial Loans.

Mandatory Redemption:          The Issuer will be required to redeem the
                               Exchange Notes or, in the case of Fixed Rate
                               Exchange Notes, to offer to purchase such notes
                               (and, if outstanding, repay the Initial Loans) on a pro rata basis, at par plus accrued and unpaid interest, from the net proceeds (after deduction of, among other things, amounts required to repay the Senior Facilities) from the incurrence of any debt (subject to customary exceptions to be agreed upon) or the issuance of any equity (other than any equity issued on or prior to the Closing
                               Date in connection with the Transactions and subject to customary exceptions to be agreed upon) or from all nonordinary course asset sales.

Optional                       Subject to the following sentence, the Exchange
Redemption:                    Notes will be redeemable at the option of the
                               Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. If any Exchange Note is sold by a Lender to a third party purchaser, such Lender shall have the right to fix the interest rate on such Exchange Note (each such Note, a "Fixed Rate Exchange Note") at a rate not higher than the then applicable rate of interest on such Exchange Note. If such Lender exercises such right, such Fixed Rate Exchange Note will be non-callable for four years from the date of issuance and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of sale of the Exchange Notes, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the maturity of the Exchange Notes, provided, that such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser.

                               If the Issuer elects to optionally redeem all or any portion of the Exchange Notes, then the Issuer shall be required to optionally prepay on a pro rata basis outstanding Initial Loans, if any, at par plus accrued and unpaid interest.

Registration Rights:           The Issuer will file within 30 days after the
                               Maturity Date, and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a "Shelf
                               Registration Statement") and/or a registration statement relating to a Registered Exchange Offer
                               (as described below). If a Shelf Registration
                               Statement is filed, the Issuer will keep such registration statement effective and available
                               (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Maturity Date. If within 120 days from the Maturity Date, a Shelf Registration
                               Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a "Registered Exchange Offer") whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the
                               "Substitute Notes") in exchange for all
                               outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration
                               Statement is required to be made available in respect of Exchange

                                  Notes the holders of which could not receive
                                  Substitute Notes through the Registered
                                  Exchange Offer which, in the opinion of
                                  counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay additional interest of $0.192 per week per $1,000 principal amount of Exchange Notes and Initial Loans outstanding to holders of such Exchange Notes and Initial Loans who are unable freely to transfer Exchange Notes from and including the 121st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages to be payable in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such additional interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to "piggy-back" the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.


Right to Transfer Exchange Notes: The holders of the Exchange Notes shall have the absolute and unconditional right to
                                  transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:                        Usual for an indenture governing a high yield
                                  senior subordinated note issue by issuers sponsored by

                                  Investcorp, adjusted as necessary for market conditions and with certain additional restrictions to be mutually agreed.

Events of Default:                Usual for an indenture governing a high yield
                                  senior subordinated note issue by issuers sponsored by Investcorp, adjusted as necessary for market conditions and with certain additional restrictions to be mutually agreed.

Governing Law and Forum:          New York.

                                                                       EXHIBIT B

                           INDEMNIFICATION PROVISIONS


     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated November 2, 1999 (the "Commitment Letter") from Bear Stearns Corporate Lending Inc. and Chase
 -----------------
Securities Inc. to Investcorp International Equity Limited (collectively with its affiliates, the "Sponsor") of which these Indemnification Provisions form an
                     -------
integral part.

     To the fullest extent permitted by applicable law, the Sponsor agrees that it will, and, upon consummation of the Tender Offer (at which time the Sponsor shall be automatically released from liability hereunder), will cause the Borrower (as defined in the Commitment Letter) and each of the Guarantors (referred to in the Commitment Letter; the Guarantors together with the Borrower, the "Obligors"), jointly and severally, to indemnify and hold harmless
               --------
each of the Banks, the other Lenders and the affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws) of each of the Banks, and the other Lenders (all of the foregoing, collectively, the "Indemnified Persons"), from
                                                  -------------------
and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transactions or the documents entered into in connection with the Transactions (ii) the Commitment Letter or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, any filing with any governmental agency or similar statements or omissions in or from any Information furnished by the Sponsor or the Borrower or any of their respective subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transactions or the Commitment Letter, provided, however,
                                                              --------  -------
such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Indemnified Persons.

     These Indemnification Provisions shall be in additional to any liability which the Sponsor, the Borrower or any other Obligor may have to the Indemnified Persons.

     If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Sponsor or the Borrower with reasonable promptness; provided,
                                                               --------
however, that any failure by any of the Indemnified Persons to so notify the
-------
Sponsor or the Borrower shall not relieve the Sponsor, the Borrower or any other Obligor from its obligations hereunder. The Banks, on behalf of the Indemnified Persons, shall have the right to retain counsel of their choice to represent the Indemnified Persons, and the Sponsor and the Borrower shall, or shall cause the other Obligors, jointly and severally, to pay the fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Sponsor, the Borrower and other Obligors and any counsel designated by the Sponsor, the Borrower or other Obligors. The Sponsor, the Borrower and the Obligors shall be jointly and severally liable for any settlement of any claim against any of the Indemnified Persons made with the Sponsor's or the Borrower's written consent, which consent shall not be unreasonably withheld. Without the prior written consent of each of the Banks, the Sponsor and the Borrower shall not, and shall not permit any of the other Obligors to, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Indemnified Persons of any unconditional and irrevocable release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Sponsor, the Borrower and other Obligors, if any, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Sponsor, the Borrower and the other Obligors, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Sponsor, the Borrower and the other Obligors, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which results in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

     Neither expiration or termination of the Facility nor funding or repayment of any of the Initial Loans or the Exchange Notes shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                                       2